Exhibit 99.1

ATP Announces Second Quarter 2010 Results and Operations Update

HOUSTON--(BUSINESS WIRE)--August 5, 2010--ATP Oil & Gas Corporation (NASDAQ:ATPG) today announced second quarter 2010 results and an update on ATP’s developments.

General Overview

The second quarter of 2010 and the early part of the third quarter has been one of the more challenging periods in the company’s history, including the following events:

  Production increased 29% from the first quarter of 2010;
  In the North Sea, ATP was awarded Blythe in the U.K. 25th Oil & Gas Licensing Round, which is expected to add proved and probable reserves to its year-end 2010 report. ATP’s drilling program continued at Tors and will add production in both 2010 and 2011. The construction of the Octabuoy Hull, which will be initially deployed at Cheviot, ATP’s largest development in terms of proved and probable reserves in the North Sea, remains on schedule for delivery of the hull and topsides in late 2012;
  ATP completed a $1.5 billion high yield and $150.0 million first lien term loan offering that refinanced its prior term loan facility, eliminated all financial maintenance covenants, and raised $303.3 million in additional liquidity. As a result, ATP expensed $78.2 million in costs related to previous financings;
  As a result of the BP oil spill and regulatory fallout, the Bureau of Ocean Energy Management ordered ATP on June 8, 2010 to stop drilling at its Canyon Express Hub. This action resulted in ATP recording an $8.7 million expense. ATP will pursue full recovery for this expense;
  The above items contributed to a quarterly loss of $82.9 million; and
  ATP sold its interest in the deep exploratory rights in Mississippi Canyon (“MC 348”), which is adjacent to the third party Appomattox discovery announced earlier this year, for an initial 10.005% ORRI and other consideration.

Results of Operations

ATP recorded a net loss attributable to common shareholders of $82.9 million or $1.63 per basic and diluted share for the second quarter of 2010 compared to a net loss of $4.4 million or $0.12 per basic and diluted share for the second quarter of 2009.

Production for the second quarter 2010 averaged 21.3 MBbls/day, an increase of 24% from the comparable quarter in 2009 and a 29% increase from the first quarter of 2010. The increase was driven primarily from the first well at ATP’s Telemark Hub which was placed on production on March 28, 2010 and new wells in the company’s Canyon Express Hub placed on production in March 2010. Revenues from oil and gas production were $101.1 million for the second quarter of 2010 compared to $80.9 million for the second quarter of 2009. Oil continued to represent a majority of revenues, accounting for 70% of revenues in the second quarter 2010 and 77% in the comparable 2009 period.

Lease operating expense for the second quarter of 2010 was $32.3 million, compared to $17.4 million for the second quarter of 2009. Lease operating expense for the second quarter of 2010 included non-recurring workover expenses of $6.6 million. The increase in recurring operating expense was primarily due to the new production from the Telemark and Canyon Express Hubs. ATP began recording lease operating expenses at its Telemark Hub in the second quarter 2010 with the commencement of production from the Atwater Valley 63 #4 well.

General and administrative expense increased $1.0 million from the second quarter of 2009 to $8.1 million, including $1.7 million of noncash stock-based compensation. The increase was primarily due to the 2009 reversal of approximately $1.0 million of accrued compensation associated with a terminated employee bonus plan.

Other expenses incurred in 2010 that were not incurred in the comparable period in 2009 were $8.7 million associated with the termination of a contract as a direct result of the recently announced moratorium on drilling in the Gulf of Mexico and $78.2 million associated with a complete refinancing of ATP’s bank and term debt. The latter two items are discussed below.

With the completion of the installation of the ATP Titan at the Telemark Hub and the commencement of production at this location on March 28, 2010, ATP’s Telemark Hub no longer qualifies for interest capitalization. Interest expense for the second quarter 2010 was $64.6 million compared with $10.2 million in the second quarter of 2009 when $22.9 million of interest expense was capitalized. Additional interest expense is recorded for other liabilities.

Acquisitions and Divestitures

In July, ATP’s wholly-owned subsidiary ATP Oil & Gas (UK) Limited received an award in the U.K. 25th Oil & Gas Licensing Round from the Department of Energy and Climate Change.

ATP UK will receive a 50% working and net revenue interest, and serve as operator of Blythe located in Blocks 48/22b and 48/23a with the other 50% assigned to Ebor Energy Ltd. Blythe contains an undeveloped gas opportunity which was discovered in 1966 in 76 feet water depth. This gas discovery is in a Rotliegend sandstone interval at 7,200 feet water depth. ATP expects to record both proved and probable reserves at Blythe in its year-end 2010 reserve report.

In April, the then Minerals Management Service ("MMS") accepted ATP's bid of $0.2 million for Garden Banks Block 782, also known as Entrada. ATP made the bid at the Central Gulf of Mexico Offshore Lease Sale 213 held in March 2010. Previous exploration drilling on Garden Banks 782 found logged hydrocarbons and Entrada is in the vicinity of existing infrastructure owned by others. ATP will serve as operator with a 100% working interest in Entrada, which is located in 4,531 feet of water.

In July 2010, ATP sold its interest in the deep rights in MC 348. The deep rights at MC 348 are unexplored but adjacent to the third party Appomattox discovery announced earlier this year. In addition to the cash proceeds, ATP retained a 10.005% overriding royalty interest that decreases to 1.6675% following the conclusion of deepwater royalty relief.

Gulf of Mexico Oil Spill and Drilling Moratorium Update

On Tuesday, April 20, 2010, a semi-submersible drilling rig operated by BP p.l.c. in the deepwater Gulf of Mexico exploded, burned for two days, and sank, ultimately resulting in an oil spill. In response to this crisis, the U.S. Secretary of the Interior, on May 6, 2010, announced a moratorium on U.S. offshore drilling permits issued after April 20, 2010 until May 28, 2010 when a report on the accident was expected to be completed. Effective May 30, 2010, the Minerals Management Service issued a Notice to Lessees (NTL No. 2010-N04) ordering a second moratorium, originally scheduled to last for six months, that essentially halted all drilling in water depths greater than 500 feet in the Gulf of Mexico. On June 7, 2010, a lawsuit was filed by a supplier of services to Gulf of Mexico exploration and production companies challenging the legality of the six-month moratorium. This challenge was successful and on June 22, 2010 a Federal District Court issued a preliminary injunction preventing the moratorium from taking effect. The Fifth Circuit Court of Appeals is scheduled to hear the injunction case in late August. On July 12, in response to the court’s actions, the U.S. Department of Interior issued a Decision Memorandum establishing a third moratorium and essentially canceling all permits for drilling at locations using a floating drilling rig or platform. Although lawsuits have been filed challenging the moratorium, there is no resolution to the challenge as of the date of this release.

The moratorium forced ATP to cancel on June 9 an ongoing drilling operation at its MC 305 location, which had begun based on a permit for the operation issued on May 12, 2010. The termination of the drilling contract cost ATP an additional $8.7 million. ATP is seeking reimbursement of this, and other moratorium related expenses, from BP p.l.c. The third moratorium has caused ATP to delay the third and fourth Telemark Hub wells and a drilling operation at its Gomez Hub.

Telemark Hub

The completion of the second well (MC 941 #3) at ATP’s Telemark Hub is in its final stages. ATP is currently in the process of perforating 180 feet of pay sands in two zones. Following perforation, ATP will complete and flow test the well. Once testing is complete, ATP will connect the well to export pipelines and place the MC 941 #3 well on production. These operations are expected to be completed before the end of the third quarter.

The third and fourth wells at the Telemark Hub, the MC 941 #4 and the MC 942 #2, were both drilled to 12,000 feet in 2009 and are scheduled to be drilled to total depth and completed in the first half of 2011 instead of the second half of 2010 as a result of the drilling moratorium mentioned above.

ATP operates the deepwater Telemark Hub with a 100% working interest and owns 100% of the ATP Titan and associated pipelines and infrastructure.

Gomez Hub

Development operations to tie in the Anduin West (MC 754 #3 well) are on track to achieve first production in the fourth quarter 2010. The MC 754 #3 well was originally drilled and completed in the second quarter of 2008. ATP operates MC 754 with a 75% working interest.

Tors Hub

ATP drilled and tested an appraisal well on Kilmar in May. The company is currently drilling a sidetrack to this well into a separate fault block. Upon completion of this activity, the rig will move to Garrow to drill a second development well. The Garrow well is expected to commence production in late 2010 while the Kilmar well is expected to begin production in late 2011 after the installation of pipelines. ATP operates the Tors Hub in the UK North Sea with a 17% working interest.

Liquidity and Capital Resources

In April 2010, ATP issued 11.875% senior second lien notes in an aggregate principal amount of $1.5 billion, due May 1, 2015. Proceeds from the second lien notes were used to repay the entire amount outstanding under ATP’s prior credit facility and for general corporate purposes. In conjunction with the senior second lien notes, ATP entered into a first lien revolving credit facility with an initial borrowing base of $100.0 million. In June 2010, ATP replaced the first lien revolving credit facility with a $150.0 million first lien Term Loan agreement that has an 11% interest and matures May 15, 2014. The senior second lien notes and the first lien Term Loan do not contain financial maintenance covenants that had been part of the prior credit facility.

Cash and cash equivalents were $205.9 million and $109.0 million as of June 30, 2010 and December 31, 2009, respectively. ATP had a working capital deficit of approximately $39.7 million and $26.4 million as of June 30, 2010 and December 31, 2009, respectively.

2010 Revised Guidance for Production and CAPEX

The impact from the BP oil spill and the resulting moratorium discussed above have caused significant adjustments to ATP’s previously announced production estimates and CAPEX program. ATP incurred CAPEX costs of $513.3 million during the first six months of 2010. Of this amount $46.2 million was capitalized interest and $107.6 million was financed by suppliers. For the second half of 2010, ATP recommends the preliminary guidance provided in the schedule below. The guidance is based on completing the second well at Telemark which is scheduled to begin production before the end of the third quarter and bringing to production the well at MC 754 in ATP’s Gomez Hub late in 2010. All additional drilling and well operations in the Gulf of Mexico are deferred until 2011. In the UK North Sea, ATP anticipates bringing to production the new Garrow G2 well at Tors before the end of the year and continuing the development program of the Octabuoy, the floating drilling and production facility destined for Cheviot.

Production and CAPEX Guidance

Guidance
Six Months Ending
December 31, 2010
Production
MMBoe	5.0 - 6.0
% crude oil	55% - 60%

CAPEX ($millions)
Total	$100 - $140
Cash	$ 80 - $120

ATP's selected financial data schedule below contains additional information on the company’s activities for the second quarter 2010 and comparable period in 2009.

Selected Financial Data	Three Months Ended		Six Months Ended
(Unaudited)	June 30,		June 30,
	2010	2009	2010	2009

Production
Natural gas (MMcf)	6,014	3,950	9,765	8,424
Gulf of Mexico	5,107	2,999	7,885	6,886
North Sea	907	951	1,880	1,538

Oil and condensate (MBbls)	934	898	1,806	1,813
Gulf of Mexico	932	893	1,801	1,807
North Sea	2	5	5	6

Natural gas, oil and condensate
MMcfe	11,622	9,339	20,605	19,302
Boe	1,937	1,557	3,434	3,217

Average Prices (1)
Natural gas (per Mcf)	$4.61	$4.24	$4.88	$4.51
Gulf of Mexico	4.47	3.94	4.74	4.31
North Sea	5.41	5.18	5.50	5.39
Oil and condensate (per Bbl)	70.12	58.76	70.86	48.77

Natural gas, oil and condensate
Per Mcfe	$8.02	$7.44	$8.52	$6.55
Per Boe	48.12	44.64	51.12	39.30

Deferred Revenue Recognized ($000's)
Natural gas	$-	$2,300	$1,517	$4,256
Oil and condensate	7,864	9,015	16,967	18,419
Total	7,864	11,315	18,484	22,675

Gain (Loss) on Oil and Gas Derivatives ($000's)
Natural gas contracts
Realized or settled during the period	$3,208	$20,465	$3,990	$36,826
Unrealized	(12,914)	(17,767)	(729)	(16,652)
Oil and condensate contracts
Realized or settled during the period	(2,588)	(455)	(5,439)	(455)
Unrealized	36,223	(31)	29,642	(1,262)
Total	23,929	2,212	27,464	18,457

(1) Aggregate net settlements of contracts accounted for as hedges during the 2009 periods of $0.9 million and $0.6 million are reflected in the average oil and gas prices noted above for the three and six months ended June 30, 2009, respectively.

Second Quarter 2010 Conference Call

ATP Oil & Gas Corporation (NASDAQ: ATPG) will host a live conference call on Friday August 6th at 10:00 am CDT to discuss the company’s second quarter results followed by a Q&A session.

2nd Quarter Results Conference Call

Date: Friday, August 6, 2010

Time: 11:00 am EDT; 10:00 am CDT; 9:00 am MDT and 8:00 am PDT

ATP invites interested persons to listen to the live webcast on the company’s website at www.atpog.com. Phone participants should dial 800-946-0744. A digital replay of the conference call will be available at 888-203-1112, ID# 1459199, for a period of 24 hours beginning at 2:00 pm CDT at www.atpog.com.

About ATP Oil & Gas Corporation

ATP Oil & Gas Corporation is an international offshore oil and gas development and production company with operations in the Gulf of Mexico and the North Sea. The company trades publicly as ATPG on the NASDAQ Global Select Market. For more information about ATP, visit www.atpog.com.

Forward-looking Statements

Certain statements included in this news release are "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as our ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business. While we do not file reports with the SEC containing probable and possible reserve quantities, we occasionally will include them in presentations and discuss such reserves publicly. We and our independent third party reservoir engineers use the term “probable” to describe volumes of reserves potentially recoverable through additional drilling or recovery techniques that, by their nature, are more speculative than estimates of proved reserves. All estimates of reserves in this news release have been prepared by our independent third party engineers. More information about the risks and uncertainties relating to ATP's forward-looking statements is found in our SEC filings.

CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)
	June 30,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$205,932	$108,961
Restricted cash	12,940	10,504
Accounts receivable (net of allowance of $291 and $352, respectively)	64,344	52,551
Deferred tax assets	13,368	101,956
Derivative assets	6,318	1,321
Other current assets	4,005	10,615
Total current assets	306,907	285,908

Oil and gas properties (using the successful efforts method of accounting):
Proved properties	4,105,788	3,609,131
Unproved properties	18,374	13,910
	4,124,162	3,623,041
Less accumulated depletion, impairment and amortization	(1,232,599)	(1,137,269)
Oil and gas properties, net	2,891,563	2,485,772

Furniture and fixtures (net of accumulated depreciation)	246	342
Deferred financing costs, net	43,909	16,378
Derivative assets	6,891	-
Other assets, net	14,916	14,747
Total assets	$3,264,432	$2,803,147

Liabilities and Equity
Current liabilities:
Accounts payable and accruals	$263,225	$212,736
Derivative liabilities	5,917	16,216
Current maturities of first lien term loans	1,500	16,838
Asset retirement obligations	43,720	43,418
Other current liabilities	32,204	23,094
Total current liabilities	346,566	312,302

First lien term loans, net of discount of $2,995	145,505	-
Senior second lien notes, net of discount of $6,771	1,493,229	-
Term loans	-	1,199,847
Other long-term obligations	515,577	274,942
Asset retirement obligations	110,973	106,781
Deferred tax liabilities	387	146,764
Derivative liabilities	1,102	7,646
Deferred revenue	852	19,336
Total liabilities	2,614,191	2,067,618

Temporary equity-redeemable noncontrolling interest	140,699	139,598

Shareholders' equity:
Convertible preferred stock, $0.001 par value	140,000	140,000
Common stock, $0.001 par value	51	51
Additional paid-in capital	573,101	571,595
Retained deficit	(97,522)	(19,317)
Accumulated other comprehensive loss	(105,177)	(95,487)
Treasury stock, at cost	(911)	(911)
Total shareholders' equity	509,542	595,931
Total liabilities and equity	$3,264,432	$2,803,147

CONSOLIDATED INCOME STATEMENTS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Oil and gas revenues	$101,099	$80,897	$194,128	$149,153
Insurance proceeds & other	-	-	-	13,664
	101,099	80,897	194,128	162,817

Costs and operating expenses:
Lease operating	32,295	17,358	61,930	37,572
Exploration	9	93	721	267
General and administrative	8,060	7,105	19,569	18,208
Depreciation, depletion and amortization	60,115	43,575	96,116	82,973
Impairment of oil and gas properties	3,853	699	12,090	8,748
Accretion of asset retirement obligation	3,463	3,041	6,853	5,945
Contract termination	8,714	-	8,714	-
Loss on abandonment	50	16	201	1,013
Gain on exchange or disposition of properties	(46)	-	(12,020)	-
Other, net	-	140	(946)	288
	116,513	72,027	193,228	155,014
Income (loss) from operations	(15,414)	8,870	900	7,803

Other income (expense):
Interest income	154	160	298	373
Interest expense	(64,645)	(10,174)	(76,864)	(22,797)
Derivative income	23,929	2,212	27,464	18,457
Loss on extinguishment of debt	(78,171)	-	(78,171)	-
	(118,733)	(7,802)	(127,273)	(3,967)

Income (loss) before income taxes	(134,147)	1,068	(126,373)	3,836
Income tax (expense) benefit:
Current	326	732	(227)	354
Deferred	57,473	(1,906)	56,621	(654)
Total	57,799	(1,174)	56,394	(300)

Net income (loss)	(76,348)	(106)	(69,979)	3,536
Less income attributable to the redeemable noncontrolling interest	(3,771)	(4,260)	(8,226)	(6,266)
Less preferred stock dividends	(2,800)	-	(5,600)	-
Net loss attributable to common shareholders	$(82,919)	$(4,366)	$(83,805)	$(2,730)

Net loss per share attributable to common shareholders:
Basic	$(1.63)	$(0.12)	$(1.66)	$(0.08)
Diluted	$(1.63)	$(0.12)	$(1.66)	$(0.08)

Weighted average shares outstanding:
Basic	50,767	36,878	50,609	36,251
Diluted	50,767	36,878	50,609	36,251

CONSOLIDATED CASH FLOW DATA
(In Thousands)

	Six Months Ended
	June 30,
	2010	2009
Cash flows from operating activities:
Net income (loss)	$(69,979)	$3,536
Adjustments to operating activities	37,417	107,223
Changes in assets and liabilities	14,773	(15,694)
Net cash provided by (used in) operating activities	(17,789)	95,065

Cash flows from investing activities:
Additions to oil and gas properties	(377,304)	(355,258)
Additions to furniture and fixtures	(25)	(110)
Proceeds from disposal of assets	2,053	-
Increase in restricted cash	(2,436)	(5,726)
Net cash used in investing activities	(377,712)	(361,094)

Cash flows from financing activities:
Proceeds from senior second lien notes, net of discount	1,492,965	-
Proceeds from first lien term loans, net of discount	147,000	-
Proceeds from revolving credit facility, net of discount	46,000	-
Principal payments of term loans	(1,262,610)	(58,664)
Proceeds from dollar-denominated overriding royalty transaction ("Overrides")	121,136	-
Principal payments of Overrides	(36,450)	-
Proceeds from sale of net profits interests	50,000
Net profits interest payments	(1,333)	(907)
Principal payments - pipeline transaction	(1,822)	-
Deferred financing costs	(52,613)	-
Proceeds from sale of noncontrolling interest	-	148,751
Class A Limited Partner distributions	(7,125)	(11,846)
Preferred dividends	(5,656)	-
Issuance of common stock	-	68,397
Exercise of stock options	3,547	-
Net cash provided by financing activities	493,039	145,731

Effect of exchange rate changes on cash	(567)	5,495

Net increase (decrease) in cash and cash equivalents	96,971	(114,803)
Cash and cash equivalents, beginning of period	108,961	214,993

Cash and cash equivalents, end of period	$205,932	$100,190

Hedges, Derivatives and Fixed Price Contracts

	2010			2011
	3Q	4Q	FY	1Q	2Q	3Q	4Q	FY
Gulf of Mexico
Fixed Forwards & Swaps

Natural Gas
Volumes (MMMBtu)	1,830	1,830	3,660	900				900
Price ($/MMBtu)	$5.57	$5.57	$5.57	$5.42				$5.42

Crude Oil
Volumes (MBbls)	414	414	828	338	546	552	552	1,988
Price ($/Bbl)	$77.83	$77.83	$77.83	$78.76	$82.18	$82.18	$82.18	$81.60

Crude Oil
Volumes (MBbls)	184	184	368	270	273	184	184	911
Price ($/Bbl)	$70.00	$70.00	$70.00	$77.33	$77.33	$80.00	$80.00	$78.41
Reparticipation calls ($/Bbl)	$110.00	$110.00	$110.00	$111.67	$111.67	$110.00	$110.00	$110.99

Collars
Natural Gas
Volumes (MMMBtu)	1,380	1,380	2,760	1,350				1,350
Floor Price ($/MMBtu)	$4.75	$4.75	$4.75	$4.75				$4.75
Ceiling Price ($/MMBtu)	$7.95	$7.95	$7.95	$7.95				$7.95

Puts
Crude Oil
Volumes (MBbls)	92	92	184
Floor Price ($/Bbl)	24.70	24.70	$24.70

North Sea
Fixed Forwards & Swaps
Natural Gas
Volumes (MMMBtu)	736	736	1,472	450	273	276	276	1,275
Price ($/MMBtu)(1)	$5.88	$5.88	$5.88	$5.45	$7.80	$7.80	$7.80	$6.97

The above are ATP's outstanding financial and physical commodity contracts.
Additional hedges, derivatives and fixed price contracts, if any, will be announced during the year.
(1) Assumes currency translation rate of 1.5 USD per 1 GBP

	2012
	1Q	2Q	3Q	4Q	FY
Gulf of Mexico
Crude Oil
Volumes (MBbls)	205	91	92	92	480
Price ($/Bbl)	$87.88	$89.95	$89.95	$89.95	$89.07

North Sea
Fixed Forwards & Swaps
Natural Gas
Volumes (MMMBtu)	273	273	276	276	1,098
Price ($/MMBtu)(1)	$7.80	$7.80	$7.80	$8.78	$8.05

The above are ATP's outstanding financial and physical commodity contracts.
Additional hedges, derivatives and fixed price contracts, if any, will be announced during the year.
(1) Assumes currency translation rate of 1.5 USD per 1 GBP

Payments of Other Long-term Obligations
(In Thousands)

	Three Months	Six Months
	Ended	Ended
	June 30,	June 30,
	2010	2010

Net profits interests	875	875
Dollar-denominated overriding royalties	27,701	42,921
Gomez pipeline financing	6,991	12,623
Vendor deferrals	2,924	2,924
Total payments	$38,491	$59,343

CONTACT:
ATP Oil & Gas Corporation, Houston
Chairman and CEO
T. Paul Bulmahn, 713-622-3311
or
Chief Financial Officer
Albert L. Reese Jr., 713-622-3311
www.atpog.com